Megola and FireStop USA, LLC, Modify Note and Security Agreement

Pacific Channel Ltd. to Assume FireStop’s Position and Extend Due Date of Note

CORUNNA, ON--(MARKET WIRE)—July 25, 2007 -- Megola Inc. (Other OTC:MGOA.PK - News) announced today that as of July 25, 2007, Megola, FireStop USA, LLC, and Pacific Channel Ltd. (PCL) have agreed that the following Note and Security Agreement:

Megola has signed a note and security agreement with FireStop USA, LLC, to obtain $250,000 (USD).

Megola, upon receipt of the loan, will incur no interest should the loan be repaid after a six month period. Any amounts still owing after the six month period unless such date is extended by FireStop will be subject to a 15% rate of interest. As security for the loan, Megola has pledged to FireStop a first priority interest in the U.S. manufacturing rights for the Hartindo line of products.

is assigned from FireStop to PCL and modified as follows:

PCL shall reimburse FireStop the full amount due under the loan agreement with Megola prior to the aforementioned due date, thereby incurring no interest payments and voiding the security pledge of first priority interest for the Hartindo line of products, and assume FireStop's position.

The due date on the Note will also be extended a further six months, interest free, until January 25, 2008. PCL shall also hold the right to extend the interest free period at their discretion.

As security for the loan, PCL holds the right to obtain the equivalent value of any outstanding loan balance in restricted MGOA common shares at the six month average of market value.

"Megola is very pleased to have been given this assurance from PCL, as it shows that they are behind us in bringing what we believe is an amazing line of products to market. By extending the due date of the loan six months further, PCL has allowed us to continue to put money into testing and certifications for the Anti-Fire products. They feel, as we do, that these products will find a strong place in the multi-billion dollar fire safety industry", states Joel Gardner, CEO of Megola Inc.

For more information on Hartindo products and Megola Inc. please visit www.megola.com.

The matters set forth in this press release are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially. These risks are detailed from time to time in the company's periodic reports filed with the Securities and Exchange Commission including the company's Annual Report, Quarterly Reports and other periodic filings. These forward-looking statements speak only as of the date hereof. The company disclaims any intent or obligation to update these forward-looking statements.

Contact:
CONTACTS:
Daniel Gardner
1 888 558 6389
 IRinfo@megola.com